Exhibit 99.2
MICROSEMI CORPORATION
FOURTH QUARTER AND FISCAL YEAR 2006 CONFERENCE CALL
NOVEMBER 16, 2006

TERRI:

Good afternoon and welcome to Microsemi’s fourth quarter and fiscal year 2006 conference call. I am Terri Donnelly, Coordinator of this call. In a few moments you will hear from and have an opportunity to ask questions of Jim Peterson, our President and Chief Executive Officer, of Dave Sonksen, our Executive Vice President and Chief Financial Officer; and of Steve Litchfield, our Vice President of Marketing and Business Development.

A recording of this conference call will be available on the Microsemi website for 30 days, under the investor section. Our web site is located at www.microsemi.com.

Let me remind you that during the course of this conference call, management will state beliefs and make projections or other forward-looking statements regarding future events and the future financial performance of the Company.

Due to changes in public companies’ abilities to communicate with analysts and investors brought about by SEC rules on Fair Disclosure, Microsemi issues guidance in the form of a limited business outlook on our expectations for the next quarter. This business outlook reflects our expectations as of November 16, 2006 and is continually subject to reassessment due to changing market conditions, and other factors, and therefore must be considered only as management’s present opinion, and actual results may be materially different. However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise. If an update to our business outlook is provided, the information will be in the form of a news release.

We wish to caution you that all of our statements, except the Company’s past financial results, are just our opinions, predictions and present expectations. Actual future events or results may differ materially. I refer you to Microsemi’s report on Form 10-K for the fiscal year ended October 2, 2005 which was filed with the SEC on December 16, 2005 and reports on Form 10-Q, filed on February 10, 2006, May 12, 2006, and August 11, 2006 with the SEC for some of the risks. Information about Microsemi filed with the SEC is available free of charge at www.sec.gov. These reports identify important factors that could cause actual results to differ materially from our projections. That said, we can begin.

Here’s JIM PETERSON.

JIM:

Thank you Terri.

I’d like to thank all of you for joining us this afternoon for Microsemi’s fourth quarter fiscal year 2006 earnings call. I’d like to remind all of you that the intent of this call is to discuss Microsemi’s fourth quarter results and first quarter 2007 outlook. The recent announcement of the acquisition of PowerDsine will not be discussed today and we will give guidance upon close of the acquisition expected in Microsemi’s second quarter.

Microsemi experienced a record year in bookings, shipments and profits. Revenues for Fiscal Year 2006 Increased 24.6 Percent to $370.5 Million. GAAP Net Income Increased 22.3 Percent to $35.7 Million for Fiscal Year 2006. Non-GAAP Net Income Increased 61.4 Percent to $72 million for Fiscal Year 2006
By continuing to focus on our long term strategies, we have been able to deliver strong results.

The fourth quarter of fiscal year 2006 produced a non-GAAP earnings of 25 cents per diluted share. Net sales grew by 3% from the previous quarter and 30% over the previous year. The non-GAAP gross margins were 50.3% and non-GAAP operating margins were 25.8%.

Microsemi continues to execute on our strategy to grow revenues in diverse end markets while also improving manufacturing efficiencies to increase profitability. As a result we feel confident that Microsemi can continue to exceed overall industry growth expectations.

We had another quarter of record bookings. This enabled us to achieve our 16th consecutive quarter of positive book to bill performance, which was 1.04 to one.

The bookings continue to be robust for our longer lead time products in several key end markets. The short term turns business, however, did not materialize as we had forecasted due to a slowdown in most of our end markets. We do believe that there is strength from continuing demand in defense, commercial air and satellite markets, along with additional contribution from our switching products for semiconductor capital equipment and industrial markets.

Our high performance analog mixed-signal business is challenging. However, strength of new design wins in LCD TV and notebook has enabled us to remain ahead of our peers.

We are extremely pleased with the continued progress in our lighting business. The design wins in Asia have continued in notebook and LCD TV opportunities. Our notebook wins with our backlight controller have been very strong. The LCD TV business continues to be robust as we saw another strong quarter of double digit sequential growth. This market seems to be on track for an impressive doubling of units from 20 million units last year to almost 45 million this year. Based on industry forecasts to date, we believe that this will grow impressively to about 65 million units in 2007. We are confident that we are gaining share in this market with existing products and anticipate additional strength with new products planned to be launched at the beginning of 2007.

Microsemi’s wireless LAN business continues to gain ground in growing high power applications, WiMAX, and 802.11n opportunities. Our new product portfolio also targets next generation 4.5-6.0GHz power amplifiers for 802.11a/n wireless local area network and 802.16d/e WiMAX applications. We anticipate the coming year being very strong for these markets.

On the high reliability side of our business, our defense programs remained strong with large customers such as Lockheed, Raytheon, and Northrop Grumman. The satellite business continued its robust pace with a great quarter from Boeing, Loral, Tesat and others. The standard lead times in this business run 20 to 26 weeks, giving us excellent visibility. We expect to see commercial and defense satellite programs continue strong throughout the next couple of years.

Commercial air markets continue to drive growth with exceptional order rates. This is a sustainable market with excellent growth potential for the future. The delays at Airbus are disappointing, but we remain confident in the demand in the overall market for planes. We are positioned well to participate in this regardless of who delivers the end product.

Our medical business saw an increase this quarter driven primarily by growth in some MRI platforms. As expected, we did see our ICD business stabilize this quarter. We are optimistic that over the next two years this business will get back to double digit growth rates. In the coming year, we are looking toward the ramp of the new implantable products using additional content from Microsemi. We expect these programs to start rolling out in the March/April time frame and ramp over a six to nine month period, helping us to exit the 2007 calendar year at an average content of $100 per device.

This quarter was challenging with the change in the market environment, but Microsemi feels very well positioned with its strength in new products, its diversity in end markets, and its continued operational efficiencies yet to be realized that we can exceed the market expectations in the coming year.

With that let me turn the call over to Dave for our financial details for the fourth quarter and our outlook for Microsemi for the first quarter fiscal year 2007.

DAVE:

Thank you, Jim. Now for the fourth quarter financial results: Net sales for the quarter ended October 1, 2006 were $103.2 million, sequentially up 3% from $100.2 million in the prior quarter, and up 30% from $79.2 million in the year-ago fourth quarter.

The book-to-bill ratio for the quarter was 1.04 to 1.

Non-GAAP gross margins were 50.3 percent in the fourth quarter, compared to 50.3 percent in the third quarter of 2006 and 49.0 percent in the fourth quarter of 2005.

This quarter, non-GAAP selling, general and administrative expenses, which includes a full quarter for PPG, were 16.1% of sales ($16.6 million), compared to 13.7% of sales ($13.7 million) in the third quarter and 17.8% of sales ($14.1 million) in the fourth quarter of last year.

Research and development costs were $8.6 million or 8.4 percent of sales in this year’s fourth quarter, compared to $6.7 million or 6.7 percent of sales in the third quarter and $4.8 million or 6.0 percent of sales in the year-ago fourth quarter, due to a full quarter of R&D spending at PPG and higher R&D spending for product development in existing businesses.

Non-GAAP operating margins were 25.8 percent in the fourth quarter, compared to 25.2 percent in the fourth quarter of 2005. Non-GAAP operating margins were 30.0 percent in the third quarter of 2006. The fourth quarter operating margins were down from the third quarter due to a full quarter impact of the PPG acquisition and higher SG&A costs.

The non-GAAP effective tax rate was 35.5 percent in the fourth quarter, compared to 35.7 percent the third quarter of 2006 and 32.0 percent for the fourth quarter of 2005. The decrease in the tax rate from the third quarter was due to the reduction in the income estimate in the fourth quarter. The increase in the tax rate from the prior year was due to loss of the investment tax credit and geographic mix of sales.

For the fourth quarter, non-GAAP net income was $18.2 million, or $0.25 per diluted share, down 9.0 percent from $20.1 million or $0.28 per diluted share in the third quarter and up from $14.1 million or $0.21 per diluted share in the year-ago fourth quarter.

For the fourth quarter, our GAAP net income includes restructuring costs and other special charges and credits totaling $12.7 million, which includes $6.9 million in transitional idle capacity and inventory abandonments, $1.4 million for manufacturing profit in acquired inventory, $2.0 million for amortization of intangible assets, $1.1 million in stock option compensation charges and $1.3 million in restructuring and other special charges. Including the effect of these items our GAAP net income for this quarter was $8.1 million, up from $0.1 million in the third quarter of this fiscal year and down slightly from the $8.2 million in the year ago fourth quarter. After the effects of the restructuring costs and other special charges and credits our GAAP operating margin was 13.6 percent in the fourth quarter, compared to 4.7 percent in the third quarter and 14.3% in the year ago quarter.

Here are a few Income Statement details and Balance Sheet items: Depreciation and amortization expense for the quarter was $5.7 million, compared to $4.7 million in the third quarter. Capital spending was $5.9 million this quarter, up from $3.1 million in the third quarter. Our cash and investment position was $165.4 million at the end of the fourth quarter, up $10.9 million from $154.5 million at the end of the third quarter and up $67.3 million from $98.1 million at the beginning of the year.

Our accounts receivable were $70.3 million at the end of the fourth quarter compared to $68.0 million at the end of the third quarter. DSO are 62 days for this quarter, the same as last quarter.

Inventories at the end of the fourth quarter were $88.6 million compared to $83.0 million at the end of the third quarter.

Our best estimates of our end market breakout of net sales for the fourth quarter were:

	FY06Q3	FY06Q4

Defense	32%	31%

Commercial air/Satellite	22%	21%

Medical	10%	11%

Notebooks/LCD TVs/Displays	14%	13%

Mobile/ Connectivity	8%	9%

Industrial/Semicap	14%	15%

TOTAL:	100%	100%

Now for the Business Outlook

We expect that for the first quarter of fiscal year 2007, our sales will be within a range of 2 percent up or down, sequentially. On a non-GAAP basis, we expect earnings for the first quarter of fiscal year 2007 to be $0.24 to $0.26 per diluted share.

Now let me turn you back over to JIM PETERSON.

JIM:

Thanks DAVE.

So with that, let’s open the conference call to QUESTIONS from analysts and institutional investors.

. . . Q & A SESSION . . .

CLOSING:

JIM:

Thank you for joining us today, and for your questions. By way of review, here are the main points we’ve covered:
•	Microsemi’s results continue to outpace the industry.
•	For the year, we have shown impressive gross and operating margin improvements based on revenue growth, product mix shift, increasing ASP’s, and utilization improvements.
•	We are successfully integrating PPG ahead of plan.

Currently, we are scheduled to present at 4 (four) financial conferences prior to our next financial results conference call and Web cast. The conferences are as follows:

1) CIBC 2nd Annual Mid & Small Cap Best Ideas Conference in New York on November 28th.

2) Lehman Bros. 2006 Global Technology Conference in San Francisco on December 5th.

3) Needham Growth Conference in New York on January 9th, 2007.

4) Thomas Weisel Partners Technology Conference in San Francisco on February 5th, 2007.

We encourage you to attend one or all of these conferences. If you are not able to attend, we encourage you to listen to our presentation via Web cast.

Thank you again for being with us and have a great day.